Exhibit 99.1

Key Energy Services Names Robert Drummond

President and Chief Operating Officer

HOUSTON, June 22, 2015 /PRNewswire/ — Key Energy Services, Inc. (NYSE: KEG) announced today that Robert Drummond, age 54, has joined the Company as President and Chief Operating Officer, effective immediately. Mr. Drummond was formerly employed by Schlumberger for 31 years, serving in various positions of increasing responsibility including management, business development and operations. He most recently served as President of Schlumberger Limited’s North American business unit.

With Mr. Drummond assuming the position of President, Richard J. “Dick” Alario will remain Key’s Chairman and Chief Executive Officer.

Mr. Alario said: “Robert is a talented and proven executive with the ideal skill set to manage Key’s operations. Robert has earned a reputation as a highly engaged and knowledgeable leader with a long history of delivering superior operational performance. His industry expertise and strategic skills mesh extremely well with Key’s businesses, and thus, he is very well suited to lead our day-to-day operations. I couldn’t be more pleased to announce that we have recruited an executive of Robert’s caliber as Key’s President.”

Mr. Drummond said: “I am very excited to join Key’s senior management team. I look forward to working with Key’s talented team in accelerating the momentum that the Company is building. Key’s leading reputation in well servicing, its strategic focus on helping its customers increase oil and gas production and the growing inventory of wells that will require servicing enhance our opportunity to generate value for our customers and shareholders in the years ahead.”

Mr. Drummond is a member of the Society of Petroleum Engineers and serves as a Director of the National Ocean Industries Association and is a member of its Executive Committee. In addition, he serves on the Board of Directors for the Petroleum Equipment Suppliers Association and the Houston Offshore Energy Center. Formerly, he served on the Board of Directors for the Greater Houston Partnership and on the Board of Trustees for the Hibernia Platform Employees Organization – Newfoundland; and as an advisory board member for each of the University of Houston Global Energy Management Institute, the Texas Tech University Petroleum Engineers and Memorial University’s Oil and Gas Development Partnership.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, Ecuador, the Middle East and Russia.

Contact:

West Gotcher, Investor Relations

713-757-5539